CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”) is made effective as of August 10, 2015 by and between Spherix, Inc. a Delaware corporation, with its corporate headquarters at 6430 Rockledge Drive, Suite 503, Bethesda, Maryland 20817 (“Company”), and Howard E Goldberg, d/b/a Forward Vision Associates, with a principal business address of [REDACTED] (“Consultant”). The above parties are collectively referred to as the “Parties” and individually referred to as a “Party.”

BACKGROUND

1.                 Company is an intellectual property company that owns patented and unpatented intellectual property; Company has expanded its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality and cellular through recent portfolio acquisitions from Rockstar Consortium US, LP, and from Harris Corporation as a result of the acquisition of North South Holdings, Inc. (“Spherix IP”).

2.                  Consultant has certain expertise and experience in the field of intellectual property, licensing and technology companies required by Company and desires to consult directly with Company and/or professionals acting on behalf of Company. The scope may include without limitation, interaction with the Company’s outside Counsel, on behalf of the Company, in Consultant’s area of expertise. Such interactions shall be subject to all limitations otherwise set forth in this Agreement with respect to third parties.

3.                  Substantially contemporaneous with the execution of this Agreement, Consultant may become a member of the Company’s Board of Directors, and upon appointment the board will render separate services in that role, outside the scope of this Agreement.

4.                  Company desires to retain the services of Consultant and Consultant desires to render such services.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.                 Retention as Consultant. Company hereby retains Consultant, and Consultant hereby agrees to render consulting services to Company, upon the terms and conditions set forth in Schedule 1 attached hereto.

2.                 Duties. Consultant covenants and agrees that he will, as an independent contractor, perform all services as set forth in Exhibit “A” attached hereto and incorporated herein (the “Services”). Consultant further covenants and agrees that he is fully qualified to perform the Services, and shall perform the Services in a prompt, professional and competent manner.

3.                 Independent Contractor Status. Each of the Parties agree and hereby acknowledge that Consultant is an independent contractor and not an employee, agent, or representative of Company, this Agreement does not create an employer-employee relationship between Consultant and the Company and that Consultant shall not have the power or the authority to bind Company in any manner whatsoever. Consultant shall at all times disclose his independent contractor status and that Consultant is not an employee, agent, or representative of Company.

4.                 Taxes. All taxes applicable to any amounts paid by Company to Consultant under this Agreement shall be Consultant’s sole responsibility, and Company shall not withhold or pay any amounts for any foreign tax or any U.S. federal, state or local income tax, Social Security, Unemployment or Workman’s Compensation. Consultant shall not be entitled to receive any employment benefits offered to employees of Company. The Company shall issue Consultant a Form 1099 following the end of its fiscal year, with a copy to the IRS, and Consultant agrees to pay all taxes due in respect of the Consultancy Fee and to indemnify the Company in respect of any obligation that may be imposed on the Company to pay any such taxes or resulting from Consultant’s being determined not to be an independent contractor. Upon request by Company, Consultant will provide documentation evidencing compliance with all applicable laws, regulations and orders in regard to amounts received under this Agreement. Consultant agrees to indemnify, defend and hold Company harmless from the payment of Federal, State and local taxes, as well as the preparation and submission of all reports, returns, and monies which may be imposed or required under any applicable laws, regulations and orders relative to any payments which Company makes to Consultant pursuant to this Agreement.

5.                 Compensation. Company shall pay to Consultant, as compensation for the Services to be rendered, only those amounts set forth in Schedule 1 attached hereto. Consultant shall not be entitled to receive any employment or other benefits offered to employees of Company. Further, Consultant shall not be entitled to charge premiums for overtime or weekend work. It is expected that Consultant will dedicate substantial time and commitment during those days on which Services are rendered. The provision of any additional Services beyond those identified in Schedule 1 and any additional costs associated therewith shall require advance written approval from Company.

6.                 Term. This Agreement shall commence on the date of this Agreement and shall continue until the earlier of (a) one (1) year from the date of this Agreement, or (b) the date on which, by mutual agreement of the Parties, Services have been completed as evidenced by notice of such completion by Consultant. The term of this Agreement may be extended only by written agreement of both Consultant and Company.

7.                 Termination. Except as otherwise provided herein, Company may not terminate this Agreement. Consultant may terminate this Agreement by written notice to Company at least thirty(30) calendar days prior to any anniversary quarter, the first such calendar quarter commencing November 10, 2015 (“Subsequent Quarterly Retainer Period”). Upon any such termination, (a) Company shall be entitled to receive and unconditionally use all work product produced by Consultant in connection with the Services, and Consultant shall promptly deliver all such work product to Company as a condition of final payment hereunder, and (b) Consultant shall be entitled to non-refundable retainer and payment in accordance with this Agreement for Services properly rendered (and for reimbursable expenses properly incurred) prior to such termination, subject to offset for any amounts owing from Consultant to Company hereunder. Upon the effective date of termination of this Agreement, all legal obligations, rights and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

8.                  Covenant of Non-Disclosure. Except as otherwise publicly disclosed, Consultant shall not, at any time during or after the term of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose or communicate to any person, firm, corporation or other entity, the existence of this Agreement or its terms, or any Confidential Information, excepting use in performing the Services hereunder, without the express prior written consent of an authorized executive officer of Company in accordance with and governed solely by the terms of a separate Mutual Non-Disclosure Agreement dated August 11, 2015, as of August 10, 2015 (the “Non- Disclosure Agreement”), which Non-Disclosure Agreement is hereby expressly reaffirmed.

9.                  Ownership; Assignment of Ideas. All work product produced by Consultant solely or jointly or arising out of Consultant in connection with his services to the Company (“Work Product”) shall be the sole and exclusive property of the Company, and Consultant waives any rights whatsoever in such Work Product.

     (A)             Consultant will report and does hereby assign to Company (or its designated assignee) all right, title and interest to the Work Product and ideas, concepts, trade secrets, inventions, articles or work, whether patentable, copyrightable or not, created, uncovered or developed during the performance of his/her duties hereunder. All such ideas, concepts, trade secrets, inventions and articles of work shall be considered work “made for hire” and Company shall have the sole right, title and interest in such Work Product and Consultant will not have any rights of any kind whatsoever in such Work Product. Consultant shall execute all documentation and do all such deeds as is reasonably required to vest ownership, right, title and interest in Company and for Company to secure patent or copyright protection, as applicable.

     (B)              In the event that Consultant integrates any work that was previously created by the Consultant into any Work Product, the Consultant shall grant to, and Company is hereby granted, a worldwide, royalty-free, perpetual, irrevocable license to exploit the incorporated items, including, but not limited to, any and all copyrights, patents, designs, trade secrets, trademarks or other intellectual property rights, in connection with the Work Product in any manner that Company deems appropriate. Consultant warrants that it shall not knowingly incorporate into any Work Product any material that would infringe any intellectual property rights of any third party.

10.              Legal and Equitable Relief. Consultant acknowledges that if Consultant breaches, or threatens to breach any of the covenants expressed herein, it would cause immediate and irreparable harm to the Company for which monetary damages to Company may be difficult to measure and be inadequate; therefore, Company will be entitled to apply to a court of competent jurisdiction for injunctive or other equitable relief without proof of actual damages and without posting of a bond or other security to restrain such breach or threat of breach, in addition to all other relief available to Company in either law or equity.

In the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, by reason of its geographic or temporal restrictions being too great, or by reason that the range of activities covered are too great, or for any other reason, these covenants shall be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions to which they may be enforceable.

11.              Other Compensation/Conflict of Interest. Consultant hereby represents and warrants that he will receive no compensation from any other party for the performance of its duties to Company, as set forth in Exhibit “A”, except from Company or as otherwise agreed to by Company, and that Consultant will immediately report to Company any potential or actual conflict of interest in the performance of its duties hereunder.

12.              Compliance with Laws and Policies. Consultant shall perform all Services hereunder in compliance with all applicable laws, orders, rules and regulations of governmental authorities. In addition, Consultant shall comply with Company’s policies and procedures applicable to contractors and consultants in connection with its performance of the Services.

13.              Indemnification. Consultant shall defend, indemnify and hold harmless Company, its affiliates, and their respective officers, directors, employees, agents, and representatives, from and against any and all claims, losses, liabilities, and expenses whatsoever (including reasonable attorney’s fees and related disbursements), either in law or in equity, incurred by reason of (i) any breach by Consultant of Sections 11 and 12 hereof, (ii) any failure of Consultant to comply with applicable laws, or (iii) any negligence or willful misconduct of Consultant in connection with this Agreement and/or the performance of Services hereunder. Company shall have the right to offset any amounts due to Company by Consultant for advancements under this Agreement (excluding by way of example and not by way of limitation, any non-refundable Retainer Payments) against any fees or other payments otherwise due Consultant hereunder.

14.                Miscellaneous.

14.1	Cooperation. Each of the Parties hereto agree, at any time and from time to time, upon the request of the other Party hereto, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may be required to effect any of the transactions contemplated by this Agreement.

14.2	Entire Agreement/Amendments. This Agreement replaces and supersedes all prior consulting agreements, and any other agreements or understandings relating to the subject matter hereof, between the Parties to this Agreement; notwithstanding the prior clause, the Non-Disclosure Agreement referred to in Sections 8 and 9 shall continue in full force and effect. No alteration, modification, amendment or other change of this Agreement shall be binding on the Parties unless in writing and executed by both Parties.

14.3	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors and permitted assignees.

14.4	Assignment. This Agreement is personal to Consultant and may not be assigned, sold, transferred, delegated or disposed by Consultant without the prior written consent of Company. Any such non-authorized transfer, sale, delegation or disposition shall be immediately deemed void and of no effect. Company may assign this Agreement, or any of its rights, benefits or obligations hereunder (excluding obligations relating to payment of Consultant’s fees and expenses), without prior consent provided that such transfer is to a bona fide third party, made in good faith, and not made for the purpose of avoiding payment hereunder.

14.5	Non-Competition. (a) During the term of this Agreement, Consultant will engage in no business or other activities which are, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company; (b) Non-Solicitation. Consultant agrees that for a period of one (1) year after termination of this Agreement, Consultant shall not: (i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, or (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, during the Consultancy Period and for a period of one (1) year thereafter.

14.6	Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been fully given or made when personally delivered or when mailed by a nationally recognized overnight delivery service or by United States registered or certified mail, postage prepaid, to the following addresses:

If to Company:

Anthony Hayes, Chief Executive Officer

Spherix Incorporated

1350 Avenue of the Americas, 2nd Floor

New York, NY 10019

If to Consultant:

Howard E. Goldberg d/b/a Forward Vision Associates

[REDACTED]

14.7	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles. The Parties hereto agree that any action or proceeding related to this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York, New York

County, or the U.S. Federal Court for the Southern District of the District of New York and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

14.8	WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, CONSULTANT AND COMPANY HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY BREACH HEREOF.

14.9	Invalidity. The terms of this Agreement shall be severable so that if any term, clause, or provision hereof shall be deemed invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining terms, clauses and provisions hereof, the Parties intending that if any such term, clause or provision were held to be invalid prior to the execution hereof, they would have executed an Agreement containing all the remaining terms, clauses and provisions of this Agreement.

14.10	Waiver of Breach. No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14.11	Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

14.12	Export Control. In accordance with and governed solely by the terms of a separate Non-Disclosure Agreement , Consultant will adhere to all applicable laws, regulations and rules relating to the export and re-export of technical data and shall not transfer any Confidential Information received hereunder to any country prohibited from obtaining such data according to any national export regulation (e.g. U.S. Department of Commerce Export Administration Regulations) without first obtaining Company’s consent to pursue the appropriate export licenses and authorizations.

14.13	Force Majeure. Neither Party shall be deemed to be in default of, or to have breached any provision of this Agreement as a result of any delay, or failure in the performance or interruption of the Services, so long as such interruption is caused by a force majeure event (i.e., an event beyond the reasonable control of either Party including, but not limited to, acts of nature, fire, war, labor strikes, acts or regulations of government agencies, materials shortages, etc.). The delay or failure in performance or interruption of Service must be without the fault or negligence of the Party claiming excusable delay and the Party claiming excusable delay must promptly notify the other Party of such delay. Performance under this Agreement shall be considered extended for the period of time equivalent to the time of delay; provided, however, that if any such delay continues for a period of more than five (5) business days, the Party not claiming excusable delay shall have the option of terminating this Agreement upon written notice to the other Party hereto.

14.14	Conflict of Terms. The terms of this Agreement shall govern and supersede any conflicting terms contained within, but not limited to, any proposal, offer or discussions by and between the Parties relating to the subject matter hereof.

14.15	Counterparts. This Agreement may be executed by the Parties in two (2) original counterparts, which together shall constitute one and the same original instrument.

14.16	Certain Acknowledgements. COMPANY ACKNOWLEDGES THAT CONSULTANT HAS NOT BEEN ENGAGED TO, AND WILL NOT, RENDER EITHER LEGAL OR FINANCIAL ADVISE, AND THAT ANY STRATEGIC OR OPERATIONAL RECOMMENDATIONS RENDERED BY OR DEVELOPED IN CONJUNCTION WITH CONSULTANT AND HAVING LEGAL AND/OR FINANCIAL CONSEQUENCES SHOULD BE REVIEWED WITH COMPANY’S LEGAL AND FINANCIAL ADVISORS AS PART OF THE TRANSACTION PROCESS.

* * *

(Signatures continued on the next page)

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

COMPANY

Spherix Incorporated

By: ___________________________

Name: _________________________

Title: __________________________

CONSULTANT

Howard E. Goldberg d/b/a Forward Vision Associates

By: ____________________________

Print Name: Howard E. Goldberg, Principal

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EXHIBIT “A”

TO

CONSULTING AGREEMENT

Services

Consultant shall perform the following services (“Services”), subject to the monitoring by Anthony Hayes, Chief Executive Officer, or his successor or delegate:

➢	Review and suggestions for enhancement and/or modification of the Company’s business plan and strategies to optimize business opportunities and drive long-term shareholder value; consideration of collateral short-term strategies

➢	Initiating commercial contacts for the purpose of exploring potential strategic and financing relationships

➢	Advisory services related to Company’s current, future or potential Spherix IP monetization including related and associated licensing and/or litigation strategies, as appropriate in conjunction with Company counsel

➢	Requested assistance in conjunction with negotiation and documentation of any licensing and/or settlement related to Spherix IP

➢	Such other Advisory and Consulting Services as may be requested from time to time

Scope: To the extent that an unusual situation arises in which the context does not clearly delineate as to whether the Services are being performed in a role as a director of Company or as a Consultant hereunder, and to eliminate any doubt or potential conflict of interest, the following shall be considered in determining whether the activities are compensated pursuant to the terms of this Agreement:

•	Whether the services are provided pursuant to responsibilities delegated to management by the Board of Directors
•	Whether the responsibility and involvement of the Company’s Chief Executive Officer is undertaken pursuant to that role or as a director of the Company
•	Whether, and the extent to which, any other members of the Board of Directors has a concurrent and similar level of engagement in providing such services as a director
•	Whether any other officers, employees, or third parties are engaged to collaborate with Consultant in the scope of services being undertaken

SCHEDULE I TO

CONSULTING AGREEMENT

Billing Rates (1), (2):

►	Hourly - $ 425 (within Quarterly Retainer, until exhausted); $335 paid in equity for first fifty (50) quarterly hours once retainer has been exhausted; therefter above the Quarterly Retainer at $245 (non-equity).

•      Equity due hereunder shall be in the form mutually agreed between Consultant and the Company based upon Federal Income Tax deferral to the Consultant. Primary consideration shall be given to structuring of restricted stock whose vesting terms are primarily time-based without further performance limitations. In any case, all valuations shall be based upon an IRC Sec. 409A valuation that is current and relevant to the time and circumstances of the issuance.

►	Quarterly Retainer - $20,400 payable within ten (10) days of the commencement of the initial quarterly retainer period from August 10, 2015 through November 9, 2015 “(Initial Quarterly Retainer Period”), and thereafter by no later than the commencement of each Quarterly Retainer period on November 10, 2015, February 10, 2016, and May 10, 2016, as applicable (each a “Subsequent Quarterly Retainer Period”, and together with the Initial Quarterly Retainer Period, each a Quarterly Retainer Period(s)”).
►	No Carryover – For purposes of billing, each Quarterly Retainer Period shall be considered a discrete and unique billing period, and billing shall begin in each Quarterly Retainer Period from the first hour applicable to each paid Quarterly Retainer. No unused or non-exhausted Quarterly Retainer amounts shall be carried over to any Subsequent Quarterly Retainer Period.
►	Out-of-Pocket Costs – Billed on actual cost basis, with mileage charges at IRS rates; hotel, auto rerntal, train/plane fares and all other costs of a similar nature shall be booked in consultation with Company. Company shall be responsible for any cancellation/change fees or fees or charges of a similar nature in conjunction with restricted fare rates booked in consultation with Company.

(1)	Excludes out-of-pocket costs to be billed at actual costs without mark-up, and travel time at

$175/hr for non-working billable hours in excess of one hour each way on a daily basis

(2)	Daily hours below two (2) hours to be rounded up to nearest whole hour, and time above two hours daily shall be rounded up to the nearest one-half (1/2) hour; minimum billing of sixteen (16) hours per trip extending beyond the East Coast of the United States (e.g. west of the Mississipi River) on behalf of the Company (exclusive of non-working billable hours)

Billing Policies:

•	Retainer – Non-refundable.
•	Monthly Billing – on a calendar month basis, except for end of Quarterly Retainer Period to be billed on partial month basis.
•	Administrative Fees – no charge for administrative time, including electronic billing based upon standard Consutant practices; customized billing charged based upon standard hourly rates
•	Payment Terms – net 20; rights reserved to charge interest at 1% per month on all past due accounts
•	Currency – billed and payable in USD